Exhibit 99.1

Cachet Financial Solutions Welcomes

Three New Independent Directors

Robin O’Connell, Liyuan Woo and Jim Spencer Join Cachet’s Board

MINNEAPOLIS, Minn. – August 23, 2016 – Cachet Financial Solutions, Inc. (OTCQB: CAFN), a leading mobile FinTech provider, has appointed three new highly qualified independent directors to the board: Robin O’Connell, Liyuan Woo and Jim Spencer, effective August 17, 2016.

“We are very pleased to announce the appointment of three new independent directors to our board. We believe these accomplished executives will provide invaluable perspective as we build on our strong momentum,” said Jeffrey Mack, president and CEO of Cachet. “We look forward to working together to accelerate innovation and explore new opportunities that create long-term value for our associates, clients and shareholders.”

Robin O’Connell is EVP, Head of Growth and Partnerships at Uphold, Inc., a San Francisco-based fintech startup that makes it easy and cost effective to instantly hold, convert and send any form of money or commodity globally. As head of the Global Partnership Team, Mr. O’Connell drives new market development through bank partnerships for Uphold’s new FinTech Correspondent Banking Platform. Prior to Uphold, Robin was VP, Business Development for WorldPay, a large international Acquirer. Previously, he held the same title at BetterFinance (formerly Billfloat, Inc.) and at Billeo, Inc. At BetterFinance, Mr. O’Connell signed over 50 distributor partnerships generating more than $50 million in annual revenues. At Billeo, he drove a 300 percent increase in year-over-year revenues. Previously he held Director-level product and marketing roles at Visa, where he launched Visa’s first mobile payments application, Visa Mobile Rewards, as well as several other new e-commerce related systems. Mr. O’Connell is a graduate of the University of Virginia with a B.A. in International Relations and has an MBA from the Kellogg School of Management.

Liyuan Woo was most recently Chief Financial Officer of bebe stores, inc., a publically held global fashion company, where she helped guide the company through critical restructurings and a turnaround plan, and helped improve bottom-line results by more than $30 million in fiscal year 2015. Ms. Woo also spearheaded bebe’s global expansion, helping to grow the company’s international and wholesale market. Prior to bebe, she was Senior Manager at Deloitte, a big four advisory firm, where she led and managed deal teams for Deloitte’s M & A Transaction Services practice. In that role, she advised private equity firms and strategic buyers for financial services, technology and other industries for deals ranging from $500 million to $20 billion. Ms. Woo has a BA in Accounting from Bentley University, and previously held a CPA license for the states of California and Massachusetts. She previously served on the board as Treasurer for Dress for Success San Francisco, a non-profit organization assisting underprivileged women. Ms. Woo also received recognition by San Francisco Business week in 2014 and 2015 as one of the Most Influential Women in Business in the Bay Area.

Jim Spencer has helped lead several start-up and established Internet and mobile companies. In 2008, he founded Newsy, (Newsy.com) an early online, mobile and OTTV video news service that was acquired by the E.W. Scripps Company in 2014. Previously, he was VP of Content at Ask Jeeves (Ask.com) where he was responsible for all search queries and helped the company to become the 15th most trafficked website. He also helped guide Ask Jeeves through a successful IPO. Prior to Ask Jeeves, Mr. Spencer was the GM of News and Information Programming at AOL (Aol.com - news, sports, health, research and international), advancing the content, business and partnership operations for one of AOL’s major business units. He also served as executive director of partnerships for NBC and was the GM of new media at Multimedia, Inc., prior to its sale to Gannett. Mr. Spencer has a B.A. in film from NYU’s Tisch School of the Arts and a master’s degree from the Missouri School of Journalism. In addition to Cachet’s board, he is a board member on the Reynolds Journalism Institute’s Investment Committee and The Missouri Innovation Center’s Accelerator Investment Committee. Mr. Spencer is also an advisory board member to an early-stage virtual and augmented reality company and a mobile advertising company.

With the addition of the 3 new independent Directors to the Board, Cachet now has 5 independent Directors as members of its 9 person Board of Directors.

About Cachet Financial Solutions, Inc.

Cachet Financial Solutions is a leading cloud-based, SaaS technology provider serving the financial services industry with mobile money and remote deposit capture solutions for PC, Mac and mobile. Founded in early 2010, Cachet has quickly grown into a technology leader and trusted partner of some of the largest and most respected financial organizations. With remarkable growth, an impressive client base and award-winning technology, Cachet continues to drive innovation and deliver world-class solutions to financial institutions of all sizes.

Cachet believes that its industry-leading solutions can help the company’s clients increase customer retention and revenue opportunities. Cachet’s cloud-based technology platform simplifies development, deployment and servicing of consumer and commercial solutions—minimizing cost and accelerating speed-to-market for Cachet’s clients. Enabled by Cachet’s suite of business and consumer solutions, financial institutions can better serve the needs of all their customers. For more information, visit www.cachetfinancial.com.

Forward-Looking Statements

This press release contains certain statements that would be deemed “forward-looking statements” under Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1933. Words such as “may,” “likely,” “anticipate,” “expect” and “believes” indicate forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. We discuss many of these risks in greater detail in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission on April 14, 2016, under the heading “Risk Factors” and in the other reports we file with the Commission. You are cautioned not to place undue reliance on these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Media Contact:

Judy German, VP & CMO

Cachet Financial Solutions, Inc.

952.698.6991
jgerman@cachetfinancial.com

Investor Relations:

Matt Glover or Najim Mostamand

Liolios Group, Inc.

949-574-3860

CAFN@liolios.com